Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Randall E. Black, CEO & President
15 South Main Street
Mansfield, PA 16933
570-662-2121
570-662-2365 fax

April 21, 2011

CITIZENS FINANCIAL SERVICES, INC. HOLDS ANNUAL MEETING

Mansfield, Pennsylvania – Citizens Financial Services, Inc. held its annual meeting on April 19, 2011 at the Tioga County Fairgrounds Main Building, 2258 Charleston Road, Wellsboro, Pennsylvania.

At the annual meeting, the following three Class 3 directors were elected to serve for three year terms and until their successors are elected and qualified:  R. Lowell Coolidge, Randall E. Black, Rinaldo A. DePaola.  These three Class 3 directors will serve until the April 2014 annual meeting.

The following corporate directors retained their positions but were not standing for election this year:  Rudolph J. van der Hiel, Mark L. Dalton, Thomas E. Freeman, E. Gene Kosa, R. Joseph Landy, Roger C. Graham, Jr., and Robert W. Chappell.

In addition, shareholders voted to ratify the appointment of S.R. Snodgrass, A.C., Certified Public Accountants, as the independent auditor for the Company for the fiscal year ending December 31, 2011.

Mr. Black, Chief Executive Officer and President of Citizens Financial Services, Inc. and First Citizens National Bank, presented the Company’s 2010 financial performance.  Financial highlights included a five year history on earnings per share, efficiency ratio (for First Citizens National Bank), return on equity, return on assets, cash dividends paid, stock appreciation, and total return performance.  The Company’s performance was strong compared to the national peer.

Mr. Black spoke about organizational changes, project expansions, and new product and service offerings.

Mr. Black recognized all employees for their hard work and thanked all shareholders for being the reason for the Company’s success.